CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use in this Post-effective Amendment No. 9 to the Registration Statement for the Pheonix Management Fund and the MacroTrends Fund of all references to our firm included in or made a part of this Amendment.





McCurdy & Associates CPA's, Inc.
Westlake, Ohio
March 26, 2001